Exhibit 99.1

Codexis Reports Second Quarter 2025 Financial Results

Announces revenue of $15.3M vs $14.1M analyst consensus estimate

Six presentations featured ECO Synthesis® platform at 2025 TIDES USA annual meeting, including three from leading CDMO collaborators

$27.3M raised via ATM facility and Innovatus loan to support expansion of ECO Synthesis

REDWOOD CITY, Calif., August 13, 2025 — Codexis, Inc. (NASDAQ: CDXS), a leading provider of enzymatic solutions for the efficient and scalable manufacturing of complex therapeutics, today announced financial results for the second quarter ended June 30, 2025, and provided a business update.

“The second quarter marked a key strategic shift for Codexis,” said Stephen Dilly, MBBS, PhD, Chairman and Chief Executive Officer at Codexis. “In addition to a strong revenue performance, driven largely by our Pharma Biocatalysis business, our team had a productive TIDES USA meeting in May. There, three of our CDMO collaborators featured the ECO Synthesis technology in their presentations. We are pleased at the rapid growth in the number of ongoing engagements around ECO Synthesis, and we now have well over 30 opportunities at various stages of maturation. Given that level of external validation and momentum, we executed a modest and targeted fund raise supported by our existing lead investors, providing us with additional resources to service multiple customers and optionality as we establish a path to GMP-grade siRNA.”

Second Quarter and Recent Business Highlights

•

Codexis delivered strong revenues of $15.3 million, primarily due to variability in customer manufacturing schedules and timing in clinical trial progression, which impacted Pharma Biocatalysis order volumes.

•

Codexis announced that it has strengthened its cash position with total capital raises of $27.3 million. This includes proceeds from the Company’s existing at-the-market (ATM) facility, as well as the second tranche drawn under its existing loan agreement with Innovatus Capital Partners, LLC (Innovatus). The expanded reserves provide Codexis with optionality as the Company continues to advance its Enzyme Catalyzed Oligonucleotide (ECO) Synthesis platform, including the development of a rapid and reliable path to GMP-grade siRNA material for customers.

•

In May 2025, six presentations at the TIDES USA Annual Meeting featured Codexis’ ECO Synthesis platform. Three Codexis-hosted presentations showcased the ECO Synthesis platform’s ability to support siRNA manufacturing by reducing purification costs, improving process performance, and demonstrating the potential to control stereochemistry. In addition, three presentations from contract development and manufacturing organizations (CDMOs) including Bachem, Nitto Avecia, and ST Pharm validated the transferability of Codexis’ ligation processes to their in-house facilities.

•

In April 2025, Codexis appointed Cynthia Collins to its Board of Directors. Ms. Collins brings a wealth of knowledge about the CDMO landscape and currently serves as Chairman and CEO of Nutcracker Therapeutics, a company with a next generation RNA precision manufacturing platform.

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Upcoming Milestones

•	Codexis anticipates hosting presentations at the 2025 TIDES Europe Annual Meeting, being held from November 11-13 in Basel, Switzerland.

•	The Company expects to achieve pilot scale production of GLP-grade siRNA material using the ECO Synthesis Innovation Lab in 2025.

•	Codexis expects to sign a GMP scale-up partner by the end of 2025 to enable larger scale clinical and commercial siRNA production.

Second Quarter 2025 Financial Highlights

•

Total revenues were $15.3 million for the second quarter of 2025 compared to $8.0 million in the second quarter of 2024. The increase was primarily due to variability in customers’ manufacturing schedules and clinical trial progression, higher revenue from legacy agreements, and a licensing agreement executed in the second quarter of 2025.

•

Product gross margin was 72% for the second quarter of 2025 compared to 45% in the second quarter of 2024. The increase in gross margin was largely due to a shift in sales toward more profitable products, and declines in less profitable, legacy products.

•

Research and Development expenses for the second quarter of 2025 were $13.8 million compared to $11.4 million in the second quarter of 2024. The increase was primarily driven by higher headcount and the internal reclassification of certain employees to the Research and Development function.

•

Selling, General & Administrative expenses for the second quarter of 2025 were $12.3 million compared to $15.7 million in the second quarter of 2024. The decrease was primarily due to lower stock-based compensation expense and reduced use of outside services.

•	The net loss for the second quarter of 2025 was $13.3 million, or $0.16 per share, compared to a net loss of $22.8 million, or $0.32 per share, for the second quarter of 2024.

•	As of June 30, 2025, the Company had $66.3 million in cash, cash equivalents and short-term investments.

Conference Call and Webcast

Codexis will hold a conference call and webcast today beginning at 4:30 pm ET. A live webcast and slide presentation to accompany the conference call will be available on the Investors section of the Company website at www.codexis.com/investors. The conference call dial-in numbers are 877-705-2976 for domestic callers and 201-689-8798 for international callers.

A telephone recording of the call will be available for 48 hours beginning approximately two hours after the completion of the call by dialing 877-660-6853 for domestic callers or 201-612-7415 for international callers. Please use the passcode 13726635 to access the recording. A webcast replay will be available on the Investors section of the Company website for at least 90 days, beginning approximately two hours after the completion of the call.

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About Codexis

Codexis is a leading provider of enzymatic solutions for efficient and scalable therapeutics manufacturing, leveraging its proprietary CodeEvolver® technology platform to discover, develop and enhance novel, high-performance enzymes. Codexis enzymes solve for real-world challenges associated with small molecule pharmaceuticals manufacturing and nucleic acid synthesis. The Company is currently developing its proprietary ECO Synthesis® manufacturing platform to enable the scaled manufacture of RNAi therapeutics through an enzymatic route. Codexis’ unique enzymes can drive improvements such as higher yields, reduced energy usage and waste generation, improved efficiency in manufacturing and greater sensitivity in genomic and diagnostic applications. For more information, visit https://www.codexis.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “suggest,” “target,” “on track,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management, including but not limited to statements regarding anticipated milestones, including product launches, technical milestones, data releases and public announcements related thereto; whether Codexis will be able to, and the timing of it entering into revenue-generating development contracts with customers regarding its ECO Synthesis® manufacturing platform; its ability to enter into an agreement with a GMP scale-up partner regarding its ECO Synthesis® manufacturing platform in 2025; Codexis achieving pilot scale production of GLP-grade siRNA material using the ECO Synthesis® Innovation Lab in 2025; Codexis’ expectations regarding 2025 product revenues, R&D revenues and gross margin on product revenue, as well as its ability to fund planned operations through the end of 2026; Codexis’ ability to achieve positive cash flow around the end of 2026; potential receipt by Codexis of certain royalty payments pursuant to its recent license agreement with Alphazyme; the potential of the ECO Synthesis® manufacturing platform, including its ability to be broadly utilized and to enable commercial-scale manufacture of RNAi therapeutics through an enzymatic route; and expectations regarding future demand for dsRNA. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include, among others: Codexis’ dependence on its licensees and collaborators; if any of its collaborators terminate their development programs under their respective license agreements with Codexis; Codexis may need additional capital in the future in order to expand its business; if Codexis is unable to successfully develop new technology such as its ECO Synthesis® manufacturing platform and dsRNA ligase; Codexis’ dependence on a limited number of products and customers, and potential adverse effects to Codexis’ business if its customers’ products are not received well in the markets; if Codexis is unable to develop and commercialize new products for its target markets; if competitors and potential competitors who have greater resources and experience than Codexis develop products and technologies that make Codexis’ products and technologies obsolete; Codexis’ ability to comply with debt covenants under its loan facility; if Codexis is unable to accurately forecast financial and operational performance; and market, political and economic conditions may negatively impact Codexis business, financial condition and share price. International trade policies, including tariffs, sanctions and trade barriers, may adversely affect our business. Additional information about factors that could materially affect actual results can be found in Codexis’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 27, 2025 and in Codexis’ Quarterly Report on Form 10-Q filed with the SEC on or about the date hereof, including under the caption “Risk Factors,” and in Codexis’ other periodic reports filed with the SEC. Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Codexis’ results for the year and quarter ended June 30, 2025, are not necessarily indicative of our operating results for any future periods.

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For More Information

Investor Contact

Carrie McKim

(336) 608-9706

ir@codexis.com

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Codexis, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Product revenue	$7,380	$6,259	$13,439	$15,810
Research and development revenue	7,948	1,720	9,432	9,242

Total revenues	15,328	7,979	22,871	25,052
Costs and operating expenses:
Cost of product revenue	2,098	3,462	4,830	8,317
Research and development	13,775	11,413	26,717	22,659
Selling, general and administrative	12,317	15,671	24,672	28,531
Asset impairment and other charges	—	165	—	165

Total costs and operating expenses	28,190	30,711	56,219	59,672

Loss from operations	(12,862)	(22,732)	(33,348)	(34,620)
Interest income	584	972	1,335	1,881
Interest and other expense, net	(984)	(985)	(1,926)	(1,500)

Loss before income taxes	(13,262)	(22,745)	(33,939)	(34,239)
Provision for income taxes	10	10	21	21

Net loss	$(13,272)	$(22,755)	$(33,960)	$(34,260)

Net loss per share, basic and diluted	$(0.16)	$(0.32)	$(0.40)	$(0.49)
Weighted average common stock shares used in computing net loss per share, basic and diluted	85,389	70,376	83,908	70,115

Codexis, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(Unaudited)

(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net loss	$(13,272)	$(22,755)	$(33,960)	$(34,260)
Other comprehensive loss
Unrealized loss on available-for-sale short-term investments, net of tax	(17)	(7)	(55)	(23)

Comprehensive loss	$(13,289)	$(22,762)	$(34,015)	$(34,283)

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Codexis, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In Thousands)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$26,761	$19,264
Restricted cash, current	502	503
Short-term investments	39,569	54,194
Financial assets:
Accounts receivable	12,271	11,920
Contract assets	1,279	4,375
Unbilled receivables	2,982	2,751

Total financial assets	16,532	19,046
Less: allowances	(49)	(162)

Total financial assets, net	16,483	18,884
Inventories	1,945	1,799
Prepaid expenses and other current assets	3,469	4,128

Total current assets	88,729	98,772
Restricted cash	1,062	1,062
Investment in non-marketable equity securities	2,798	2,798
Right-of-use assets - Operating leases, net	27,260	28,700
Property and equipment, net	14,984	14,197
Goodwill	2,463	2,463
Other non-current assets	950	1,019

Total assets	$138,246	$149,011

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,468	$2,838
Accrued compensation	7,262	11,410
Other accrued liabilities	3,406	6,223
Current portion of lease obligations - Operating leases	3,001	2,827
Deferred revenue	100	350

Total current liabilities	15,237	23,648
Deferred revenue, net of current portion	100	100
Long-term lease obligations - Operating leases	26,606	28,163
Long-term debt	39,373	28,905
Other long-term liabilities	1,299	1,268

Total liabilities	82,615	82,084
Stockholders’ equity:
Common stock	9	8
Additional paid-in capital	652,391	629,673
Accumulated other comprehensive income	(3)	52
Accumulated deficit	(596,766)	(562,806)

Total stockholders’ equity	55,631	66,927

Total liabilities and stockholders’ equity	$138,246	$149,011

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